ARTICLES SUPPLEMENTARY

          DREYFUS CASH MANAGEMENT PLUS, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: The aggregate number of shares of Common Stock that the Corporation has authority to issue is increased by twenty billion (20,000,000,000) shares of Common Stock, $.001 par value per share, with an aggregate par value of twenty million dollars ($20,000,000), of which (i) ten billion (10,000,000,000) shares shall be classified as Service shares of Common Stock, and (ii) ten billion (10,000,000,000) shares shall be classified as Select shares of Common Stock of the Corporation.

          SECOND: The Service shares and Select shares of Common Stock of the Corporation shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article FIFTH of the Corporation’s Charter and shall be subject to all provisions of the Corporation’s Charter relating to stock of the Corporation generally.

          THIRD: Immediately before the increase and classification of shares as set forth in Article FIRST hereof, the Corporation was authorized to issue ninety billion (90,000,000,000) shares of Common Stock, having a par value of one tenth of one cent ($.001) each, and an aggregate par value of ninety million dollars ($90,000,000), classified as follows:

Class Institutional shares Administrative shares Investor shares Participant shares	Shares Authorized 60,000,000,000 10,000,000,000 10,000,000,000 10,000,000,000
Total	90,000,000,000

          FOURTH: As hereby increased and classified, the total number of shares of stock which the Corporation has authority to issue is one hundred ten billion (110,000,000,000) shares, all of which are shares of Common Stock, with a par value of one tenth of one cent ($.001) per share, having an aggregate par value of one hundred ten million dollars ($110,000,000), classified as follows:

Class Institutional shares Administrative shares Investor shares Participant shares Service shares Select shares	Shares Authorized 60,000,000,000 10,000,000,000 10,000,000,000 10,000,000,000 10,000,000,000 10,000,000,000
Total	110,000,000,000

           FIFTH: The Corporation is registered as an open-end investment company under the 1940 Act.

          SIXTH: The Board of Directors of the Corporation increased the total number of shares of capital stock that the Corporation has authority to issue pursuant to Section 2-105(c) of the Maryland General Corporation Law and classified the increased shares pursuant to authority provided in the Corporation’s Charter.

          IN WITNESS WHEREOF, Dreyfus Cash Management Plus, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

DREYFUS CASH MANAGEMENT PLUS, INC. By: John B. Hammalian Vice President

WITNESS:

Jeff Prusnofsky
Assistant Secretary